Exhibit 10.16

VITRO BIOPHARMA, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

This Non-Statutory Stock Option Agreement (the “Agreement”) is made and entered into effective the 1st day of October, 2021, between Vitro Biopharma, Inc., (the “Company”) and Nathan Haas (“Optionee”).

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the date hereof, an option to purchase commencing on the date hereof and ending on the tenth (10th) anniversary of the date hereof (the “Expiration Date”) an option exercisable to purchase up to an aggregate of 0.5 million shares of Common Stock, $.001 par value, (the “Option Shares”) at an exercise price of $0.50 per Option Share (the “Exercise Price”). The Option Shares shall be purchasable from time to time during the option term specified in this Section 1 at the Exercise Price, subject to the vesting provisions of paragraph 3 of this Option.

2. Option Term. This option shall expire at the close of business on the Expiration Date or on the date on which the option shall have been exercised in full (the “Exercise Date”), unless sooner terminated in accordance with Section 5 hereof.

3. Vesting. This Option is subject to the vesting schedule set forth in this paragraph 3. Only Options that have vested will be exercisable by Optionee. To vest, Optionee must continue to be the chief executive officer to the Company on each Vesting Date. The number of Options to vest on each Vesting Date is as follows:

Number of Options	Vesting Date
100,000	One year anniversary of grant date
100,000	Two year anniversary of grant date
100,000	Three year anniversary of grant date
100,000	Four year anniversary of grant date
100,000	Fifth year anniversary of grant date

4. Limited Transferability.

(a) This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Section 5, be exercised following Optionee’s death.

(b) If this option is designated a Non-Statutory Option in the Grant Notice, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

5. Cessation of Service. The option term specified in Section 1 survives any cessation of services; the vested portion of the option shall continue to have the term of exercise as determined by Section 1 including any transfer to heirs or beneficiaries.

6. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

8. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Company a Purchase Agreement for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company; or

(B) a promissory note payable to the Company, but only to the extent authorized by the Company.

(iii) Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the Exercise Price may also be paid as follows:

(A) in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(B) to the extent the option is exercised for Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Company in connection with the option exercise.

(iv) The exercise price of the Options may also be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, (ii) by delivery to the Company of other Common Stock of the Company valued at its then established fair market value (as defined below), (iii) by delivery to the Company of either options or stock of the Company including, without limitation, this Option, valued at the difference between their exercise price and the then established fair market value of the Company’s Common Stock, (iv) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the holder hereof, or (v) any other form of legal consideration that may be acceptable to the Board of Directors, in their discretion. For the purposes of this Section 4, the fair market value of the Company’s Common Stock shall be defined as (i) the closing sale price for the Common Stock on the primary exchange upon which the shares are listed and traded on the date prior to the date the Option is exercised, or (ii) if the shares are not traded on any national exchange, the closing sale price for the Common Stock on the NASDAQ National Market on the date prior to the date the Option is exercised, or (iii) if the shares are neither traded on a national exchange nor listed on the NASDAQ National Market, then the average of the bid and ask prices for the Common Stock in the Over-The-Counter Market as quoted on the NASDAQ Capital Market, on the date prior to the date the Option is exercised, or (iv) if the shares of Common Stock are neither traded on a national exchange or the NASDAQ National Market nor quoted on the NASDAQ Capital Market, the average of the bid and ask prices for the Common Stock as quoted by any recognized securities quotation service such as the OTC.QB of the OTC Markets Group, LLC or the OTC Electronic Bulletin Board on the date prior to the date the Option is exercised, or (v) if the shares of Common Stock are not quoted on any recognized securities quotation service such as the OTC.QB of the OTC Markets Group, LLC or the OTC Electronic Bulletin Board on the date prior to the date the Option is exercised, then the fair market value of the Company’s Common Stock shall be the price paid for the Company’s Common Stock in the most recent transaction involving the Company and a nonaffiliated purchaser in an arm’s length transaction (the “Fair Market Value”). In the case of any deferred payment arrangement, any interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Internal Revenue Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(b) By way of example, in lieu of exercising this Option by payment with cash, certified check or wired funds, the Holder may elect to receive the number of Shares, as determined below, equal to the value of this Option (or the portion thereof being exercised) by surrender of this Option at the corporate office of the Company together with the duly executed form of subscription agreement and notice of such an election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X	=	Y(A-B)
A

Where:	X = the number of shares of Common Stock to be issued to the Holder
Y = the gross number of shares of Common Stock to be purchased
A = the Fair Market Value of one (1) share of the Company’s Common Stock on the day prior to exercise hereunder

B = Exercise Price

(v) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(vi) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of applicable securities laws.

(vii) Make appropriate arrangements with the Company (or Subsidiary or Affiliate employing or retaining Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

9. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

10. Successors and Assigns. Except to the extent otherwise provided in Sections 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Colorado without resort to that State’s conflict-of-laws rules.

VITRO DIAGNOSTICS, INC.		OPTIONEE

By:	/s/ Jack Zamora	By:	/s/ Nathan Haas
	Jack Zamora, CEO		Nathan Haas